UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2005

Ramp Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-24768	841123311
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

33 Maiden Lane, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 440-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in its Current Report on Form 8-K dated May 16, 2005, Ramp Corporation (the “Company”) on May 23, 2005, notified the American Stock Exchange (“AMEX”), that the Company had failed to comply with the continued listing requirement in Section 1101 of the AMEX Company Guide, which requires the timely filing of all Securities and Exchange Commission (“SEC”) periodic and annual reports, due to its failure to timely file its Form 10-Q for the period ended March 31, 2005. The Company had previously received a notice on September 13, 2004 from AMEX indicating that the Company was not in compliance with AMEX’s minimum stockholders’ equity requirements in Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iv) of the AMEX Company Guide. The Company submitted and AMEX accepted its plan to regain compliance in December 2004.

On May 5, 2005, AMEX advised the Company that it was not in compliance with the minimum stockholders’ equity listing requirement of Section 1003(a)(iii) of the AMEX Company Guide. On May 26, 2005, AMEX notified the Company that in addition, it was not in compliance with AMEX’s filing requirements or its listing agreement with AMEX in a material respect, as set forth in Sections 134, 1101 and 1003(d), respectively. AMEX requested that the Company submit a revised plan of compliance by June 2, 2005 demonstrating how the Company will achieve compliance with the AMEX listing requirements by July 11, 2005.

On June 6, 2005, AMEX notified the Company that, based on the Company’s failure to comply with certain of AMEX’s continued listing standards and AMEX’s determination that the Company will be unable to regain compliance with AMEX listing standards, AMEX would proceed with the filing of an application with the SEC to strike the common stock of the Company from listing and registration on AMEX. The Company does not intend to appeal this notice of delisting.

The press release issued by the Company relating to the AMEX letter is appended to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Ramp Corporation on June 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMP CORPORATION (Registrant)

Date: June 10, 2005	By:	/s/ Ronald C. Munkittrick
Ronald C. Munkittrick Acting Chief Executive Officer and Chief Financial Officer